UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2010

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (405) 429-5500

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On April 22, 2010, SandRidge Energy, Inc. (the “Company”, “we”, “us” or “our”), entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with each Lender party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. The Amended and Restated Credit Agreement amends and restates the Credit Agreement dated as of November 21, 2006 (as amended prior to the effectiveness of the Amended and Restated Credit Agreement, the “Original Credit Agreement”), among the Company, the Lenders party thereto and Bank of America, N.A.

The Amended and Restated Credit Agreement will mature on April 15, 2014, unless the Company’s existing Senior Floating Rate Notes due 2014 have not been refinanced in full on or prior to December 31, 2013, in which case, the Amended and Restated Credit Agreement will mature on January 31, 2014.

As with the Original Credit Agreement, the Lenders under the Amended and Restated Credit Agreement have agreed to advance loans from time to time on a revolving credit basis, and the L/C Issuer has agreed, subject to a $75 million sublimit, to issue letters of credit from time to time, in a total aggregate amount of loans and letters of credit not to exceed, at any time outstanding, the lesser of $1.75 billion and the amount of the Borrowing Base.

As was the case under the Original Credit Agreement, the Borrowing Base will be based, in part, upon a discounted estimate of the value of our proved reserves and has been set at $850 million, subject to review and redetermination on a semiannual basis. Each redetermination of the Borrowing Base must be approved by lenders holding at least two-thirds of the aggregate commitments, whereas under the Original Credit Agreement the approval level was at least one-half. An increase in the Borrowing Base will, as it did under the Original Credit Agreement, require the approval of all of the Lenders.

The Amended and Restated Credit Agreement contains substantially the same restrictive covenants as the Original Credit Agreement. The Consolidated Leverage Ratio test now includes a step down that will further limit the ratio of our Consolidated Funded Indebtedness to Consolidated EBITDAX from the current limit of 4.5x to 4.25x effective June 30, 2011, and then to 4.0x by June 30, 2012. Certain of the restrictive covenants have been liberalized in order to give us more operational flexibility: the financial covenant under the Original Credit Agreement that required us to meet a certain ratio of Consolidated EBITDAX to consolidated fixed charges has been eliminated and our ability to make investments has been increased.

Terms capitalized above have the meaning given to them in the Amended and Restated Credit Agreement

Except as otherwise described herein, the terms of the Amended and Restated Credit Agreement are substantially the same in all material respects as the terms of the Original Credit Agreement. The Amended and Restated Credit Agreement is filed as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Amended and Restated Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such document.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Credit Agreement, dated April 22, 2010, among SandRidge Energy, Inc., each Lender party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

Date: April 28, 2010	By:	/S/ DIRK M. VAN DOREN
Dirk M. Van Doren
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Name of Exhibit

10.1	Amended and Restated Credit Agreement, dated April 22, 2010, among SandRidge Energy, Inc., each Lender party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.